Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected as follows:

			Votes for	 Votes withheld
Liaquat Ahamed	 	917,809,395 	 50,695,630
Ravi Akhoury	 	914,681,161 	 53,823,865
Barbara M. Baumann	940,626,684 	 27,878,342
Jameson A. Baxter	940,996,900 	 27,508,126
Charles B. Curtis	938,540,160 	 29,964,866
Robert J. Darretta	939,732,196 	 28,772,829
Katinka Domotorffy	932,824,047 	 35,680,979
John A. Hill	 	939,874,858 	 28,630,168
Paul L. Joskow	 	939,490,364 	 29,014,662
Kenneth R. Leibler	938,671,664 	 29,833,361
Robert E. Patterson	940,124,818 	 28,380,208
George Putnam, III	938,257,343 	 30,247,682
Robert L. Reynolds	939,415,002 	 29,090,024
W. Thomas Stephens 	939,477,719 	 29,027,307

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:


Votes for	 Votes against	 Abstentions	 Broker non-votes
815,704,568 	 26,541,508 	 38,702,645 	 87,556,304

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for	 Votes against	 Abstentions	 Broker non-votes
809,387,700 	 24,171,115 	 47,389,903 	 87,556,308

All tabulations are rounded to the nearest whole number.